Exhibit 99.(a)(1)(H)
Form of Addendum

To:	[Employee Name]
From	Concho Resources Inc.
Date:	November 29, 2007
Re:	Addendum to Offer to Amend Eligible Outstanding Stock Options
     This Addendum to Concho Resources Inc.’s (“Concho Resources”) Offer to Amend Eligible Outstanding Stock Options (the “Offer”) describes your Eligible Options. Terms not explicitly defined in this Addendum have the same definitions as those used in the Offer. The Eligible Options held by you as of November 29, 2007 are identified below:
Eligible Option Number:
Eligible Option Grant Date:
Eligible Option Type:
Eligible Option Price:
     If you have questions regarding the above, please contact David W. Copeland at (432) 683-7443.